                                                                     Exhibit 4.1


                           DEFERRED COMPENSATION PLAN
                         OF CAPSTONE TURBINE CORPORATION


                                    ARTICLE I
                                     PURPOSE

        Capstone Turbine Corporation (the "Company") hereby establishes the Deferred Compensation Plan of Capstone Turbine Corporation (the "Plan"), effective as of August 1, 2001. The purpose of the Plan is to provide a means for the payment of unfunded, deferred compensation to a select group of key management executives of the Company and Related Employers (collectively referred to as the "Employer") in recognition of their substantial contributions to the operation of the Employer, and to provide those executives with additional financial opportunity as an inducement to remain in the employment of the Employer.

                                   ARTICLE II
                      DEFINITIONS AND RULES OF CONSTRUCTION

        Section 2.1. Definitions. As used in the Plan, the following words and phrases, when capitalized, have the following meanings, except when used in a context that plainly requires a different meaning:

                (a) "Accounts" means the Deferral Account and the Employer Contribution Account.

                (b) "Beneficiary" means the beneficiary or beneficiaries designated by a Participant in writing to receive the payment of benefits provided under this Plan following the Participant's death. In the absence of a designation, the Beneficiary shall be the Participant's spouse, if the spouse survives the Participant, or if the spouse does not survive the Participant or the Participant is not married, then the Participant's estate.

                (c) "Board of Directors" means the Board of Directors of the Company.

                (d) "Change of Control" means the occurrence of any of the following events:

                        (i) If the Company's rights under the Plan are
                transferred to an Unaffiliated Entity;

                        (ii) If an Unaffiliated Entity acquires, during any
                consecutive twelve (12) month period, all or substantially all of Company's operating assets;

                        (iii) In the event of a reorganization, merger, or
                consolidation of Company, unless at least 60% of the shares or membership interests and at least 60% of the voting power of the resulting entity are beneficially held, directly or indirectly, by the legal entities who were the beneficial holders of the shares or membership interests and of the voting power of Company immediately before the reorganization, merger, or consolidation;

                        (iv) In the event of a complete liquidation or
                dissolution of Company;

                        (v) If within a twelve (12) month period, the
                individuals who constitute the voting membership of the Board of Directors cease to constitute at least a majority of the voting membership of the Board of Directors.

                (e) "Company" means Capstone Turbine Corporation.

                (f) "Compensation" means, with respect to an Eligible Participant, compensation (as defined in paragraph 415(c)(3) of the Internal Revenue Code of 1986, as amended) paid by the Employer to an Eligible Participant during the Plan Year, plus election deferrals to any Company 401(k) plan and salary reduction contributions under the Company's Flexible Benefits Plan, and any amounts deferred by an Eligible Participant under this Plan.

                (g) "Deferral Account" means the bookkeeping entry which accounts for the cumulative amount of Compensation, which an Eligible Participant has deferred in accordance with Section 4.1, adjusted for any earnings.

                (h) "Deferral Agreement" means the written agreement between the Employer and the Participant pursuant to which the Participant elects to defer Compensation under the Plan.

                (i) "Earnings Rate" means prime interest rate plus one percent per annum, except as provided for in Section 6.2(b). Prime interest rate shall be that set by Wells Fargo Bank.

                (j) "Eligible Participant" means, with respect to a Plan Year, a Participant who is eligible to have his Account credited with contributions for that Plan Year pursuant to Articles IV and V.

                (k) "Employer Contribution" means the contributions, if any, credited by the Employer pursuant to Sections 5.1 and 5.2.

                (l) "Employer Contribution Account" means the bookkeeping entry which accounts for each Participant's total Employer Contributions, adjusted for any earnings or losses attributable to such account.

                (m) "Executive" means a key management employee of the Employer who has the opportunity to impact significantly the annual operating success of the Company or a Related Employer.

                (n) "Participant" means an Executive selected by the Board of Directors to participate in the Plan pursuant to Section 3.1.

                (o) "Plan Year" means August 1, 2001, to December 31, 2001, and thereafter, the calendar year.

                (p) "Related Employer" means a subsidiary of the Company.

                (q) "Retirement" means the voluntary Termination of Employment by a Participant who has reached at least age 65.

                (r) "Termination of Employment" means the cessation of the relationship of employer and employee between the Employer and the Participant by reason of death, resignation or discharge. A Participant shall not be treated as having incurred a Termination of Employment until the employment relationship between the Participant and all Related Employers has terminated.

                (s) "Total Disability" means the individual has been found by the insurance company providing the group long-term disability policy for the Company to be entitled to benefits as a result of Total Disability, as therein defined.

                (t) "Total Disability Date" means the date upon which a Participant's Total Disability benefits under the Company's group long-term disability policy commence.

                (u) "Unaffiliated Entity" means an individual, entity, or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), except the Company, a legal entity of which the Company owns at least 60% of the beneficial ownership, or an employee benefit plan maintained by the Company.

                (v) "Unforeseeable Emergency" means, with respect to a Participant or Beneficiary, a severe financial hardship to the Participant or Beneficiary resulting from a sudden and unexpected illness or accident of the Participant, Beneficiary, or his or her dependents; loss of the Participant's or Beneficiary's property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant's or Beneficiary's control.

        Section 2.2. Rules of Construction. The following rules of construction shall govern in interpreting the Plan:

                (a) The provisions of the Plan shall be construed and governed in all respects under and by the internal laws of the State of California, to the extent not preempted by federal law.

                (b) Words used in the masculine gender shall be construed to include the feminine gender, where appropriate, and vice versa.

                (c) Words used in the singular shall be construed to include the plural, where appropriate, and vice versa.

                (d) The headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of any provision of the Plan.

                (e) If any provision of the Plan shall be held to be illegal or invalid for any reason, that provision shall be deemed to be null and void, but the invalidation of that provision shall not otherwise impair or affect the Plan.

                (f) The Plan is intended to be an unfunded deferred compensation plan for a select group of management or highly compensated employees that is exempt from Parts 2, 3, and 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974.

                                   ARTICLE III
                                  PARTICIPATION

        Section 3.1. Commencement of Participation. The Company shall designate each Executive who is to become an Eligible Participant by resolution of the Board of Directors and by identifying the Executive as an Eligible Participant on the attached Appendix.

        Section 3.2. Termination of Participation. At any time, the Company may determine that an Executive shall cease to be an Eligible Participant. In that event, the Executive shall not receive further contributions to his Account, but he shall continue as a Participant and shall continue to have earnings allocated to his Account, until his Accounts have been distributed or forfeited in full.

                                   ARTICLE IV
                            DEFERRAL OF COMPENSATION

        Section 4.1. Election to Defer Compensation. For the Plan Year beginning on August 1, 2001, and each January 1 thereafter, and before the Participant's Termination of Employment, a Participant may make separate elections to defer up to 90% of his base Compensation and 90% of his bonus, if any, for such Plan Year.

        Section 4.2. Deferral Agreement. Filing a completed Deferral Agreement with the Company before the first day of that Plan Year completes a Participant's deferral election for the Plan Year. The Company shall provide each Participant with a Deferral Agreement within a reasonable period of time before the beginning of each Plan Year. An election made pursuant to this Section shall be effective as of the first day of the Plan Year following the Company's receipt of the election and shall be irrevocable for the Plan Year.

        Section 4.3. Taxes and Recordkeeping.

                (a) Notwithstanding any of the foregoing, a Participant must be entitled to receive sufficient Compensation to pay any and all taxes incurred as a result of his deferral, including, but not limited to, social security taxes.

                (b) At the end of each calendar quarter, the Employer shall credit to the Participant's Deferral Account all amounts deferred by him during such period.

                                    ARTICLE V
                             EMPLOYER CONTRIBUTIONS

        Section 5.1. Matching Contribution. The Company may, in its sole discretion, establish an Employer match for a Plan Year and the basis upon which such match shall be calculated and credited to the Participant's Employer Contribution Account.

        Section 5.2. Discretionary Contribution. The Company, in its discretion, may credit an additional amount to a Participant's Employer Contribution Account at any time or times during a Plan Year.

                                   ARTICLE VI
                             PARTICIPANTS' ACCOUNTS

        Section 6.1. Accounts. The Company shall create and maintain adequate records to disclose the interest in the Plan of each Participant and Beneficiary. Records shall be in the form of individual bookkeeping accounts. Each Participant shall have a separate Deferral Account and Employer Contribution Account.

        Section 6.2. Earnings.

                (a) At the end of each calendar quarter, each Participant's Deferral and Employer Contribution Accounts, including any amount credited on the last day of such year, shall be credited with the Earnings Rate.

                (b) Notwithstanding the foregoing, the Company may, from time to time, offer investment options, the performance of which will be deemed to be the Earnings Rate, to the extent selected by a Participant. The deemed investment of a Participant among the investment options is solely a measure of the investment performance of the Account. It does not give the Participant any ownership interest in any investment option, nor does it bind the Company or the trustee, if applicable, as to the investment of any Rabbi Trust or any other amounts represented by the Account. The Company shall adopt procedures to administer such investment options.

        Section 6.3. Valuation of Accounts. The value of a Participant's Accounts as of any date shall equal the dollar amount of the Participant's deferrals made pursuant to Section 4.1 and the Employer's credits pursuant to Sections 5.1 and 5.2, adjusted pursuant to Section 6.2, and decreased by the amount of any payments made from the respective Accounts to the Participant or his Beneficiary.

        Section 6.4. Annual Report. Within 90 days following the end of each Plan Year, the Company shall provide to each Participant a written statement of the amount credited to each of his separate Accounts as of the end of that year.

                                   ARTICLE VII
                                     VESTING

        Section 7.1. Vesting.

        (a) A Participant shall always be 100% vested in his Deferral Account.

        (b) Subject to Article VIII, a Participant shall vest in his Employer Contribution Account as follows:

       Years of Vesting Service                   Vested Percentage
              3 or less                                    0%
              3 or more                                  100%

        Section 7.2. Accelerated Vesting. Subject to Article VIII, in the event of death, Retirement, Total Disability, Change of Control or termination of the Plan, any unvested portion of Employer Contribution Account shall become 100% vested.

        Section 7.3. Year of Vesting Service. A Participant shall be credited with one Year of Vesting Service for each complete Plan Year he is actively employed by the Employer and is a Participant in the Plan.

                                  ARTICLE VIII
               AGREEMENT AGAINST UNFAIR COMPETITION AND FORFEITURE

        Section 8.1. Agreement Against Unfair Competition. Notwithstanding anything to the contrary contained herein, a Participant must execute an Agreement Against Unfair Competition (the "Agreement") prior to the distribution of any amount from the Employer Contribution Account, substantially in the form attached hereto as Exhibit "A." The Company, in its sole discretion, will determine the "Area of Unfair Competition," in Paragraph 2 of the Agreement on the date of such Participant's termination. The Company reserves the right to modify the Agreement on an individual basis. In the event a Participant fails to execute the Agreement within fifteen (15) days of his Termination of Employment for any reason other than death, his entire Employer Contribution Account shall be immediately forfeited. If the Company, in its sole discretion, determines that the Participant has breached the Agreement at any time after its execution by the parties, any remaining amount in the Participant's Employer Contribution Account shall be forfeited.

        Section 8.2. Forfeiture For Cause. If a Participant is terminated "For Cause," as herein defined, any and all amounts credited to his Employer Contribution Account shall be immediately forfeited. "For Cause" means any termination by the Company for any civil or criminal conduct that causes harm, financial or otherwise, to the Company. The Company has the sole discretion to determine what acts or omissions constitute For Cause. In the event the Company determines that it had grounds to terminate For Cause, it shall notify the Participant of the funding and forfeiture of his account.

                                   ARTICLE IX
                        PAYMENT OF DEFERRED COMPENSATION

        Section 9.1. Termination of Employment or Total Disability Benefit.

                (a) Upon a Participant's Termination of Employment or his Total Disability Date, his vested Accounts shall be distributed in five (5) annual installments as provided in Subsection 9.1(b). The first annual installment shall be paid as soon as administratively possible, but in no event later than ninety (90) days following the Participant's Termination of Employment or his Total Disability Date, and subsequent annual installments shall be paid on the anniversary of the initial payment.

                (b) Each annual installment shall be equal to the remaining vested Account, determined as of the first day of the month preceding the distribution date, multiplied by the following respective percent:

               First Annual Installment 20%
               Second Annual Installment 25%
               Third Annual Installment 50%
               Fourth Annual Installment 75%
               Fifth Annual Installment 100%


                (c) Notwithstanding the foregoing, if, and only if, a Participant's balance in his Accounts is less than $100,000 on his Termination of Employment or Total Disability Date, then the entire balance shall be paid in a single lump-sum as soon as administratively feasible, but in no event later than ninety (90) days after such date.

        Section 9.2. Distribution Upon Death.

                (a) In the event a Participant dies prior to the commencement of benefits under the Plan, his Beneficiary shall receive benefits as follows:

                        (1) If the Participant's Accounts are less than One
                Hundred Thousand Dollars ($100,000.00) as of the date of his death, the Accounts shall be distributed in full as soon as administratively feasible, but in no event later than ninety
                (90) days after the date that the Company was notified of his death.

                        (2) In the event the Participant's Accounts are in
                excess of One Hundred Thousand Dollars ($100,000.00) as of the date of his death, the Beneficiary shall receive a distribution in accordance with Subsection 9.1(b).

                (b) In the event a Participant has commenced receiving benefits and subsequently dies, his Beneficiary shall be entitled to receive the remainder of the annual installments in accordance with the schedule set forth in Section 9.1(b).

        Section 9.3. Change of Control. In the event a Participant is terminated within twelve (12) months of a Change of Control, a Participant's entire Account shall be distributed to him within sixty (60) days after the later of his Termination of Employment or the Change of Control.

        Section 9.4. Distribution Upon Unforeseeable Emergency. A Participant or Beneficiary, upon written petition to the Company's chief financial officer, may withdraw some or all of the balance of the Participant's Deferral Account if the chief financial officer, in its sole discretion, determines that the requested withdrawal is on account of an Unforeseeable Emergency and that the amount to be withdrawn does not exceed the amount necessary to satisfy the Unforeseeable Emergency. Withdrawals under this Section shall not be permitted to the extent that the Unforeseeable Emergency may reasonably be relieved through (a) reimbursement or compensation by insurance or otherwise, (b) liquidation of the Participant's or Beneficiary's assets (to the extent liquidation would not itself cause a financial hardship), or (c) suspension or cessation of elective deferrals under this Plan or the Profit Sharing Plan.

        Section 9.5. Distribution Alternatives. The Board of Directors authorizes and empowers the President of the Company to establish such other distribution alternatives for Deferral Accounts, as he deems desirable; provided, however, that the Board of Directors reserves the right to modify or revoke such alternatives. Such distribution alternatives shall be set forth in an addendum to the Plan and distributed to members of the Board of Directors at least thirty (30) days prior to their effective date. The distribution alternatives shall supersede any conflicting provision of this Article IX.

                                    ARTICLE X
                                 ADMINISTRATION

        Section 10.1. Administrator. The Company shall be the Administrator of the Plan.

        Section 10.2. Powers and Duties of the Administrator . Subject to the specific limitations stated in this Plan, the Administrator shall have the following powers and duties:

                (a) to carry out the general administration of the Plan;

                (b) to cause to be prepared all forms necessary or appropriate for the administration of the Plan;

                (c) to keep appropriate books and records;

                (d) to determine amounts to be disbursed to Participants and others under the provisions of the Plan;

                (e) to determine, consistent with the provisions of this instrument, all questions of eligibility, rights, and status of Participants and others under the Plan;

                (f) to exercise all other powers and duties specifically conferred upon the Administrator elsewhere in this instrument;

                (g) to interpret, with discretionary authority, the provisions of this Plan and to resolve, with discretionary authority, all disputed questions of Plan interpretation and benefit eligibility;

                (h) to incur reasonable expenses in the performance of its duties; and

                (i) to delegate any of its powers and/or duties, including its discretionary authority, to the Company.

        Section 10.3. Correction of Defects. The Administrator may correct any defect or supply any omission or reconcile any error or inconsistency in its previous proceedings, decisions, orders, directions, or other actions in such manner and to such extent as it shall deem advisable to carry out the purposes of the Plan.

                                   ARTICLE XI
                                     FUNDING

        Section 11.1. Plan Unfunded. The obligation to pay benefits under the Plan represents only a contractual obligation of the Company to make payments when due. The Company's obligation to pay benefits shall not be secured in any way, and neither shall set aside assets beyond the reach of their general creditors for the purpose of paying benefits under the Plan.

        Section 11.2. Insurance Contracts. The Company may determine, in its sole discretion, to purchase one or more life insurance contracts on the Participant's life as a means of reserving assets to pay its obligations under the Plan. In that event, the Participant shall, as a condition to receiving any benefits under the Plan, consent to the purchase of that insurance, execute any application or other forms that the insurer reasonably requires, and make other reasonable efforts to permit the Company to obtain that insurance. A Participant or Beneficiary shall not have any interest in, or claim to, any such life insurance policy.

        Section 11.3. Rabbi Trust. The Company may determine, in its sole discretion, to establish a Rabbi Trust. In such event, the Company may, from time to time, transfer assets to the trust, but shall not be required to transfer funds if it so decides.

                                   ARTICLE XII
                                  MISCELLANEOUS

        Section 12.1. Relationship. Notwithstanding any other provision of this Plan, this Plan and action taken pursuant to it shall not be deemed or construed to establish a trust or fiduciary relationship of any kind between or among the Employer, the Participant, the Beneficiary, or any other persons. The right of the Participant and the Beneficiary to receive payment of deferred compensation is strictly a contractual right to payment, and this Plan does not grant nor shall it be deemed to grant the Participant, the Beneficiary, or any other person any interest in or right to any of the funds, property, or assets of the Employer other than as a general creditor of the Employer.

        Section 12.2. Other Benefits and Plans. Nothing in the Plan shall be deemed to prevent the Participant from receiving, in addition to the deferred compensation provided for under the Plan, any funds that may be distributable to him at any time under any other present or future retirement or incentive plan of the Employer.

        Section 12.3. Alienation of Benefits. Neither the Participant nor any Beneficiary shall have the power to transfer, assign, pledge, alienate, or otherwise encumber in advance any of the payments that may become due under the Plan, and any attempt to do so shall be void. Any payments that may become due under the Plan shall not be subject to attachment, garnishment, or execution or be transferrable by operation of law in the event of bankruptcy, insolvency, or otherwise.

        Section 12.4. Benefit. This Plan shall be binding upon and inure to the benefit of the Employer and its successors and assigns.

        Section 12.5. No Employment Guarantee. Except as otherwise expressly provided, neither the Plan nor any action taken hereunder shall be deemed to give a Participant the right to be retained as an Employee of the Employer or to interfere with the right of the Employer to alter the responsibilities and duties or to discharge the Participant at any time.

        Section 12.6. Tax Withholding. The Employer may withhold from any payment due hereunder any taxes required to be withheld under applicable federal, state, or local tax laws or regulations.

        Section 12.7. Tax Liability. The Employer does not expressly or impliedly guarantee the federal, state and local tax consequences of participation in the Plan.


                                  ARTICLE XIII
                            AMENDMENT AND TERMINATION

        Section 13.1. Amendment. The Company, by a duly authorized action of the Board of Directors or a designated committee, reserves the right to amend the Plan at any time, including the right to modify the Earnings Rate on a prospective basis. No amendment shall reduce any benefits accrued under the Plan prior to the date the amendment was duly authorized.

        Section 13.2. Termination. The Company reserves the right to terminate the Plan at any time, as it deems appropriate. Upon termination of the Plan, no further Participant deferrals or Employer contributions shall be made to the Plan. Distribution shall be made in a single, lump sum distribution, within fifteen (15) days of the Plan's termination date.

        Capstone Turbine Corporation has caused this Plan to be executed by its duly authorized officers, as of the 31st day of July, 2001.




                                           By: /s/ JEFFREY WATTS
                                              ----------------------------------
                                                     Signature

                                               Senior Vice President, Chief
                                                 Financial Officer and Secretary
                                              ----------------------------------
                                                     Office


ATTEST:

/s/ BILL TREECE
-------------------------------
     Signature

Senior Vice President
-------------------------------
     Office